Exhibit 3.11

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 09/30/2002
020606382 – 3574689

MITSUI ZINC POWDER LLC

CERTIFICATE OF FORMATION

This Certificate of Formation is being executed as of the 30th day of September, 2002, for the purposes of forming a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware.

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1. The name of the limited liability company is Mitsui Zinc Powder LLC (the “Company”).

2. The Company’s registered office in the State of Delaware is located at The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

3. This Certificate of Formation shall become effective at 12:01 a.m., Eastern Time, on October 1, 2002.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

MITSUI MINING & SMELTING HOLDINGS (U.S.A.) INC. (Authorized Person)

By:	/s/ Nobuo Abe
Nobuo Abe, Director

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:14 PM 11/16/2012
FILED 04:17 PM 11/16/2012
SRV 121238746 – 3574689 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Mitsui Zinc Powder LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Section 1 is revised to read as follows:

1. The name of the limited liability company is Horsehead Zinc Powders, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 16th day of November, A.D. 2012.

By:	/s/ Gary R. Whitaker
Authorized Person(s)

Name:	Gary R. Whitaker
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